Exhibit 99h
                   ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT
                                       TO
                    THE TRANSFER AGENT AND SERVICES AGREEMENT
                                       AND
            THE SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT


         THIS ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT, dated as of the 20th of May, 2002 (this " Amendment") is made to the Transfer Agent and Services Agreement dated as of April 28, 1998, between E.I.I. Realty Securities Trust (the "Company" or the "Fund") and PFPC Inc. ("PFPC") (the "Transfer Agent Agreement") and to the Sub-Administration and Accounting Services Agreement dated as of April 28, 1998, as amended July 1, 2000, between the Company and PFPC (the " Sub-Administration Agreement").

                                   WITNESSETH

         WHEREAS,   pursuant   to  the   Transfer   Agent   Agreement   and  the
Sub-Administration Agreement, PFPC acts as the Company's transfer agent, accountant and sub-administrator;

         WHEREAS, the Company desires to ensure compliance with recent legislation that requires registered investment companies to (i) comply with the privacy requirements of Regulation S-P, adopted pursuant to the Gramm-Leach Bliley Act, and (ii) comply with the USA PATRIOT Act of 2001 (the "Patriot Act") amending the Bank Secrecy Act, which requires financial institutions, including the Company, to adopt comprehensive procedures, policies and controls regarding the detection and prevention of money laundering;

         WHEREAS, the Company desires PFPC to provide certain services pursuant to the Transfer Agent Agreement and the Sub-Administration Agreement relating to compliance with Regulation S-P and the Patriot Act, and PFPC is willing to perform such services.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Company and PFPC agree that as of the date first referenced above, each of the Transfer Agent Agreement and the Sub-Administration Agreement shall be amended as follows:

     1. PRIVACY. Each party acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information obtained in conjunction with the Transfer Agent Agreement or the Sub-Administration Agreement, except as necessary to carry out the services set forth in the Transfer Agent Agreement, the Sub-Administration Agreement or as otherwise permitted by Regulation S-P.

     2. ANTI-MONEY LAUNDERING. PFPC shall establish, maintain and monitor shareholder accounts of the Funds consistent with the Securities Laws (as defined in the Transfer Agent Agreement) and the anti-money laundering rules and regulations applicable to shareholder activity, including the Bank Secrecy Act and the Patriot Act. In this regard, PFPC shall: (a) establish and implement written policies, procedures and internal controls reasonably designed to prevent the Company from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's anti-money laundering program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operations and internal controls of PFPC's anti-money laundering program; and (d) provide ongoing training of personnel relating to the prevention of anti-laundering activities. At the Company's request, PFPC shall provide to the Company: (w) a copy of its written policies and procedures; (x) a copy of a written assessment or report (or summary thereof) prepared by the party performing the independent testing for compliance; and (y) a summary of the training provided for appropriate personnel. PFPC agrees to permit inspections relating to its anti-money laundering program by federal departments or regulatory agencies and to make available to examiners from such departments or regulatory agencies such information and records relating to its anti-money laundering program as shall be requested. Where applicable, as required by law, records shall be created and maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act (as defined in the Transfer Agent Agreement). To the extent reasonably requested, PFPC will provide copies of procedures and audits of anti-money laundering processes to the Company and its regulators.

3. This Amendment contains the entire understanding between the parties with respect to the services contemplated herby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement or the Sub-Administration Agreement, this Amendment shall control, but the Transfer Agent
         Agreement, the Sub-Administration Agreement and all related documents shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


         EII REALTY SECURITIES TRUST

By :  /s/ ALISSA R. FOX

Title:  Secretary and Treasurer

PFPC INC.



By : /s/ LYNN CANNON

Title: Vice President and Director, Transfer Agency Division